EXHIBIT 20.2

LETTER FROM D&T DATED FEBRUARY 18, 2003.

February 18, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street NW

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of ESCAgenetics Corporation’s Form 8-K dated February 18, 2003, and have the following comments:

1.               We agree with the statements made in the first, second, third and fifth paragraphs of Item 4 of Form 8-K of ESCAgenetics Corporation dated February 18, 2003.

2.               We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4 of Form 8-K of ESCAgenetics Corporation dated February 18, 2003.

Yours truly,

/s/ Deloitte & Touche LLP